      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1997

                                                       REGISTRATION NO. 33-97100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       ON

                                    FORM S-3

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                LOEHMANN'S, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          5621                  22-2341356
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                            ------------------------

                               2500 HALSEY STREET
                             BRONX, NEW YORK 10461
                                 (718) 409-2000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 PHILIP KAPLAN
                     PRESIDENT AND CHIEF OPERATING OFFICER
                                LOEHMANN'S, INC.
                               2500 HALSEY STREET
                             BRONX, NEW YORK 10461
                                 (718) 409-2000

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                           MITCHELL S. FISHMAN, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 373-3000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Post-Effective Amendment to the Registration Statement contains an additional form of Prospectus relating to certain market-making transactions in the $100,000,000 11 7/8% Senior Notes due 2003 of Loehmann's, Inc. In order to register under Rule 415 of the Securities Act of 1933 those Senior Notes that will be offered and sold in market-making transactions, the appropriate box on the cover page of the Registration Statement has been checked and the undertakings required by Item 512(a) of Regulation S-K have been included in
Item 17 of Part II.

PROSPECTUS

      , 1997

                                  $100,000,000
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                     [LOGO]

                           11 7/8% SENIOR NOTES DUE 2003

    The 11 7/8% Senior Notes due 2003 (the "Senior Notes") were originally issued by Loehmann's, Inc. (the "Company") pursuant to a Prospectus dated May 7, 1996. The Senior Notes bear interest at the rate of 11 7/8% per annum, payable semiannually on May 15 and November 15, commencing on November 15, 1996 and will mature on May 15, 2003. The Senior Notes are subject to optional redemption on and after May 15, 2000, in whole or in part, at the option of the Company, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), the Company will be obligated to make an offer to purchase all outstanding Senior Notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, the Company is obligated, subject to certain conditions, to make offers to purchase Senior Notes at a price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets. See "Description of the Senior Notes."

    The Senior Notes are unsecured general obligations of the Company and rank PARI PASSU in right of payment with all senior indebtedness of the Company. The Company is party to a revolving credit facility which is secured by security interests in substantially all of the Company's assets. In addition, the indenture in respect of the Senior Notes permits the Company to issue additional indebtedness and grant additional security interests in its assets securing such indebtedness in certain circumstances. The Senior Notes will be effectively subordinated to all such secured indebtedness to the extent of such security interests. At May 3, 1997, the Company had outstanding approximately $14.1 million in indebtedness and had approximately $19.3 million in unused borrowing capacity under the revolving credit facility. See "Description of the Senior Notes."

    The Senior Notes are non-investment grade debt securities and are not listed on any national securities exchange or authorized for trading on NASDAQ. The Company has been advised by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") that DLJ currently makes a market for the Senior Notes; however, DLJ is not obligated to do so. Any market making may be discontinued at any time and there is no assurance as to the liquidity of, or trading market for, the Senior Notes. This Prospectus, accompanied when appropriate by a prospectus supplement, has been prepared for use by DLJ in connection with offers and sales of the Senior Notes which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. DLJ may act as principal or agent in such transactions. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                          CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement of which this Prospectus forms a part, as well as reports, proxy statement and other information filed by the Company, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

    This Prospectus constitutes a part of the Post-Effective Amendment on Form S-3 to the Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Senior Notes. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Senior Notes. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended February 1, 1997 and Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 1997 previously filed by the Company with the Commission are incorporated by reference in this Prospectus.

    All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering of the Senior Notes offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements as modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to Loehmann's, Inc., 2500 Halsey Street, Bronx, New York 10461, Attention: Corporate Secretary (Telephone: (718) 409-2000).

                                USE OF PROCEEDS

    Loehmann's, Inc. will not receive any proceeds from the sale of the Senior Notes in any market making transaction with which this Prospectus may be delivered.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratios of earnings to fixed charges for the Company for the periods indicated.

                                                                                                                         THREE
                                                                                FISCAL YEAR                             MONTHS
                                                          --------------------------------------------------------       ENDED
                                                            1992       1993       1994       1995         1996        MAY 3, 1997
                                                          ---------  ---------  ---------  ---------  ------------  ---------------
Ratio of earnings to fixed charges(1)(2)................       0.97       0.59       0.93       0.33      1.61              1.09
Pro forma ratio of earnings to fixed charges(3).........     --         --         --         --          1.90            --

------------------------

(1) For the purpose of calculating the ratio of earnings to fixed charges (i) earnings consist of income before provision for income taxes and fixed charges and (ii) fixed charges consist of interest expense on all indebtedness, including amortization of debt issuance costs, and that portion of operating lease expenses that is deemed to be representative of an interest factor.

(2) Earnings were insufficient to cover fixed charges by approximately $0.7 million, $8.6 million, $1.5 million, $14.9 million for fiscal 1992, 1993, 1994, and 1995, respectively.

(3) The pro forma ratio of earnings to fixed charges for fiscal 1996 is calculated assuming that the Stock Offering and the Notes Offering (each as defined in "Plan of Distribution") had been completed on the first day of fiscal 1996.

                                  THE COMPANY

    Loehmann's, Inc., founded in 1921 as the "Original Designer Outlet," is a leading national specialty retailer of well known designer and brand name women's fashion apparel, accessories and shoes offered at prices that are typically 30% to 65% below department store prices. The Company believes it has developed a unique franchise as the largest national upscale off-price specialty retailer in the industry. The Company's strong brand name, loyal customer base and long-standing relationships with leading designers and vendors of quality merchandise has enabled it to maintain its franchise. The Company's target customers are relatively affluent women between the ages of 30 and 55 who are attracted to designer and other high quality merchandise offered at exceptional values. As of June 1, 1997 the Company operated 77 stores in major metropolitan markets located in 23 states.

    The Company's strategy is to deliver value to its customers by offering at substantial discounts a wide selection of high quality in-season merchandise, including designer and bridge apparel, accessories and shoes. The Company believes that it differentiates itself from finer department stores by offering similar merchandise at significantly lower prices and from other off-price apparel retailers by offering a broad range of designer and bridge merchandise. The principal elements of the Company's business strategy are as follows:

    EMPHASIS ON IN-SEASON DESIGNER AND HIGH QUALITY MERCHANDISE

    The Company offers a wide selection of in-season apparel, accessories and shoes, approximately one-third of which is designer and bridge merchandise. The Company, like finer department stores, is known for carrying designer and bridge labels, including Donna Karan, Calvin Klein, Ralph Lauren, Adrienne Vittadini, Tahari, Dana Buchman, Andrea Jovine and Emanuel Ungaro.

    VALUE PRICING

    The Company provides its customers with exceptional value by offering its merchandise at prices that are typically 30% to 65% below prices charged by department stores for the same items and that are comparable to or lower than prices charged by other off-price retailers.

    CAPITALIZE ON LONG-STANDING VENDOR RELATIONSHIPS

    Loehmann's believes that it is uniquely positioned among off-price retailers as a principal choice for well known designers who believe that their prestige will be preserved by having their merchandise offered by Loehmann's because of its highly quality image and affluent customer base. Loehmann's long-standing vendor relationships and its ability to sell large quantities of goods have provided the Company with ready access to a wide selection of merchandise, often on a preferential basis.

    BROADEN MERCHANDISE CATEGORIES

    The Company continually seeks to broaden its appeal and has over the past several years expanded its merchandise mix to include shoes and a broader range of accessories and intimate apparel. These items, which typically generate higher gross margins than the Company's traditional apparel categories, accounted for approximately 20% of the Company's net sales in fiscal 1996, an increase from 8% in fiscal 1992.

    FLEXIBLE PURCHASING STRATEGY

    The Company relies on a flexible purchasing strategy under which it enters any given month with a substantial portion of its purchasing requirements unfulfilled. This strategy enables the Company to react to sales trends, fashion trends and changing customer preferences while enhancing the Company's ability to negotiate with its vendors and take advantage of market inefficiencies and opportunities as they may arise.

    EFFICIENT INVENTORY MANAGEMENT

    The Company ships new high quality merchandise to its stores on a daily basis. The Company believes it is able to constantly replenish its stores because of its allocation and distribution system, which enables the Company to distribute merchandise to its stores typically within 48 to 72 hours after delivery to its distribution center. In addition, the Company utilizes a cyclical markdown strategy which automatically reduces prices as goods age. As a result of this inventory management, the Company is able to enhance its gross margin, maintain a comparatively low investment in inventory, increase its inventory turn and react more effectively to changing fashion trends and customer preferences.

    LOW-COST STRUCTURE

    In order to provide its customers with exceptional value while maximizing profitability and cash flow, the Company is focused on maintaining an efficient, low-cost operating structure. Key elements of this focus include the Company's no-frills store format, lean corporate overhead and disciplined real estate strategy.

    EXPANSION STRATEGY

    In fiscal 1996 the Company embarked on a store expansion program by opening new stores in existing suburban markets where the Loehmann's franchise is well established and in other locations which have appealing demographics. The Company opened seven stores in fiscal 1996 including a 60,000 square foot flagship store in downtown Manhattan at the site which recently housed Barney's Seventh Avenue Men's Store. The Company additionally plans to open 14-16 stores during 1997 and 1998, three of these stores already have been opened in Seattle, Washington, Fort Lauderdale, Florida, and Irvine, California. The Company closed three stores in fiscal 1996 and converted one store into a clearance center. The Company closed one store in February 1997, and expects to close one additional store during the year, which will be replaced by a new store.

    The Company has retained the services of a retail consulting firm that has conducted an extensive analysis of the relevant demographics to advise the Company with respect to its expansion strategy. All decisions as to store openings are decided on a case-by-case basis by the Company's Board of Directors based on the recommendations of management.

    The Company is a Delaware corporation whose executive offices are located at 2500 Halsey Street, Bronx, New York 10461 and its telephone number is (718) 409-2000.

                        DESCRIPTION OF THE SENIOR NOTES

    The Senior Notes offered hereby were issued under the Indenture, dated as of May 10, 1996, between the Company and United States Trust Company of New York, as trustee (the "Trustee"), a copy of the form of which is filed as an exhibit to the Registration Statement and will be made available to prospective purchasers of the Senior Notes upon request. The Indenture is subject to and governed by the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

GENERAL

    The Senior Notes will mature on May 15, 2003, are limited to $100 million aggregate principal amount, and are unsecured senior obligations of the Company, senior in right of payment to any subordinated indebtedness of the Company. Each Senior Note bears interest at the rate set forth on the cover page hereof from May 10, 1996 or from the most recent interest payment date to which interest has been paid, payable semiannually on May 15 and November 15, in each year, commencing November 15, 1996, to the Person in whose name the Senior Note (or any predecessor Senior Note) is registered at the close of business on the May 1st or November 1st next preceding such interest payment date.

    Principal of, premium, if any, and interest on the Senior Notes are payable, and the Senior Notes are exchangeable and transferable at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the Trustee); PROVIDED, HOWEVER, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Senior Notes were issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer, exchange or redemption of Senior Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section 305)

OPTIONAL REDEMPTION

    The Senior Notes are subject to redemption at any time on or after May 15, 2000 at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning May 15th of the years indicated below:

                                                                         REDEMPTION
YEAR                                                                        PRICE

2000...................................................................     105.938%

2001...................................................................     102.969%

2002 and thereafter....................................................     100.000%

in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

    If less than all of the Senior Notes are to be redeemed, the Trustee shall select the Senior Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable. (Sections 203, 1101, 1105 and 1107)

SINKING FUND

    The Senior Notes are not entitled to the benefit of any sinking fund.

FORM, DENOMINATION AND BOOK-ENTRY PROCEDURES

    The Notes initially are represented by a global Note or Notes (collectively, the "Book-Entry Notes") in definitive fully registered form without coupons, which are deposited with, or on behalf of The Depository Trust Company ("DTC") as depositary and registered in the name of DTC's nominee. Accordingly, beneficial interests in the Notes are shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as set forth below, owners of beneficial interests in the Book-Entry Notes are not entitled to receive Notes in definitive form and are not considered Holders of Notes under the Indenture.

    The Depositary has advised the Company and DLJ as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depositary agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

    In connection with the issuance of the Book-Entry Notes, DTC credited on its book-entry registration and transfer system the respective principal amounts of Book-Entry Notes represented by the global Note or Notes deposited with it to the accounts of institutions that have accounts with DTC or its nominee ("participants") and that beneficially own (or hold for persons who beneficially own) such Book-Entry Notes. Ownership of beneficial interests in Book-Entry Notes is limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests on Book-Entry Notes is shown on, and the transfer of those ownership interests is effected only through, records maintained by DTC (with respect to participants' interests) or such participants (with respect to persons that may hold beneficial interests in the Book-Entry Notes through such participants).

    So long as DTC or its nominee is the registered holder and owner of a global Note representing Book-Entry Notes, DTC or such nominee, as the case may be, is considered the sole owner and Holder of the related Book-Entry Notes for all purposes of such Book-Entry Notes and for all purposes under the Indenture. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest or premium, if any, on the Notes to owners of beneficial interests in the Book-Entry Notes. DTC has advised the Company and the Trustee that its current practice is, upon receipt of any payment of principal or interest or premium, if any, to immediately credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Book-Entry Notes as shown in the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the Book-Entry Notes are governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and are the responsibility of the participants or indirect participants.

    Owners of beneficial interests in the Book-Entry Notes are not entitled to have Notes registered in their names, have not received and will not be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners of holders of any Notes under the Indenture or of such Book-Entry Notes, unless (a) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Book-Entry Notes, (b) DTC ceases to be a clearing agency registered under the

Securities Exchange Act of 1934, (c) the Company delivers to the Trustee a written notice that all Book-Entry Notes shall be exchangeable for definitive Notes or (d) an Event of Default or event that after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing with respect to the Notes.

    Payment of principal of and premium and interest, if any, on Book-Entry Notes will be made to the depositary or its nominee, as the case may be, as the registered owner and holder thereof.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS. (a) The Company will not, and will not permit any of its Subsidiaries to, create, issue, assume, guarantee, or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise incur (collectively, "incur") any Indebtedness (including any Acquired Indebtedness), except that the Company may incur Indebtedness (including any Acquired Indebtedness) and any Subsidiary may incur Acquired Indebtedness if, in each case, the Consolidated Fixed Charge Coverage Ratio for the Company for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness taken as one period (and after giving PRO FORMA effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); (iii) in the case of Acquired Indebtedness, the related acquisition, as if such acquisition occurred at the beginning of such four-quarter period; and (iv) any acquisition or disposition by the Company and its Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition had been consummated on the first day of such four-quarter period) is at least equal to 2.5:1.0 for any such incurrence from the date hereof until January 31, 1998 and 3.0:1.0 for any such incurrence thereafter.

    (b) The foregoing limitation will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"):

        (i) Indebtedness of the Company under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed (x) the greater of $35 million or 60% of Eligible Inventory (as defined in the Credit Facility as in effect on the date of the Indenture) under any revolving credit facility thereunder and (y) $10.0 million under any letter of credit facility thereunder;

        (ii) Indebtedness of the Company pursuant to the Senior Notes;

        (iii) Indebtedness of the Company and any Subsidiary outstanding on the date of the Indenture and listed on a schedule thereto;

        (iv) Indebtedness of the Company owing to a Subsidiary; PROVIDED that any Indebtedness of the Company owing to a Subsidiary is made pursuant to an intercompany note in the form attached to the Indenture and is subordinated in right of payment from and after such time as the Senior Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Senior Notes; PROVIDED, FURTHER, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (iv);

        (v) Indebtedness of a Wholly Owned Subsidiary owing to the Company or another Wholly Owned Subsidiary; PROVIDED that any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture; PROVIDED, FURTHER, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Wholly Owned Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause
    (v), and (b) any transaction pursuant to which any Wholly Owned Subsidiary, which has Indebtedness owing to the Company or any other Wholly Owned Subsidiary, ceases to be a Wholly Owned Subsidiary shall be deemed to be the incurrence of Indebtedness by such Wholly Owned Subsidiary that is not permitted by this clause (v);

        (vi) guarantees of any Subsidiary made in accordance with the provisions of "--LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS";

        (vii) obligations of the Company entered into in the ordinary course of business pursuant to Interest Rate Agreements designed to protect the Company or any Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Subsidiary as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding;

        (viii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (ii) and (iii) of this definition of "Permitted Indebtedness," including any successive refinancings so long as (A) the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
    (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and, (B) in the case of Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

        (ix) Indebtedness of the Company in addition to that described in clauses (i) through (viii) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $10 million outstanding at any one time in the aggregate. (Section 1008)

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly:

        (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in its shares of Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

        (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company (other than any Wholly Owned Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock; PROVIDED, that the Company may redeem all outstanding shares of Series A Preferred Stock in the manner contemplated under "Use of Proceeds";

        (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness; PROVIDED, that the Company may redeem all outstanding 13 3/4% Senior Subordinated Notes in the manner contemplated under "Use of Proceeds";

        (iv) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person (other than the Company or any of its Wholly Owned Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Subsidiary held by any Person (other than the Company or any of its Wholly Owned Subsidiaries), other than any such dividend, distribution, purchase, redemption, acquisition or retirement on a pro rata basis to all holders of Capital Stock;

        (v) incur, create or assume any guarantee of Indebtedness of any Affiliate (other than Indebtedness of a Wholly Owned Subsidiary of the Company); or

        (vi) make any Investment in any Person (other than any Permitted Investments) (any of the foregoing payments described in clauses (i) through
    (vi), other than any such action that is a Permitted Payment, collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless (1) immediately before and immediately after giving effect to such Restricted Payment on a PRO FORMA basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Subsidiaries;
(2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "--LIMITATION ON INDEBTEDNESS"; and (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture does not exceed the sum of:

           (A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's fiscal quarter commencing after the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

           (B) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (ii) or (iii) of paragraph (b) below);

           (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options or warrants to purchase Qualified Capital Stock of the Company; and

           (D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance.

    (b) Notwithstanding the foregoing, and in the case of clauses (ii) through
(iv) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (clauses (i) through (iv) being referred to as "Permitted Payments"):

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this Section and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;

        (ii) the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection therewith cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; PROVIDED that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

        (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the net proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, PROVIDED that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

        (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Senior Notes; and
    (4) is expressly subordinated in right of payment to the Senior Notes at least to the same extent as the Indebtedness to be refinanced; and

        (v) the redemption, repurchase or acquisition of Common Stock or other equity interests from time to time under management equity subscription agreements or stock option agreements or plans in existence on the date of this Indenture, so long as such redemptions (x) do not exceed $5 million in the aggregate and (y) do not otherwise result in an Event of Default or an event that, after notice or lapse of time or both, would become an Event of Default; PROVIDED that amounts expended pursuant to this clause (v) will be subtracted from the amounts available for Restricted Payments pursuant to paragraph (a) hereof.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Wholly Owned Subsidiary) unless (a) such transaction or series of transactions is in writing on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party and (b) with respect to any transaction or series of transactions involving aggregate value in excess of $1,000,000, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above and such transaction or series of related transactions has been approved by the board of directors of the Company (and approved by a majority of the Independent Directors of the Company, or in the event there is only one Independent Director, by such Independent Director); PROVIDED, HOWEVER, that this provision shall not apply to (A) any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of the Company) and (B) transactions pursuant to agreements in existence on the date of the Indenture. This limitation shall not apply to
(i) transactions among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (ii) the provision of directors and officers insurance for the benefit of the directors and officers of the Company,
(iii) indemnification payments to directors and officers of the Company in accordance with applicable state law and (iv) payments to all holders of Capital Stock of the Company on a pro rata basis. (Section 1010)

    LIMITATION ON LIENS. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including any intercompany notes), owned at the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, except if the Senior Notes are directly secured equally and ratably with (or prior or senior thereto in the case of Liens with respect to Subordinated Indebtedness) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following:

        (a) any Lien existing as of the date of the Indenture and listed on a schedule thereto;

        (b) any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes, assessments, govermental charges or claims not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance related obligations; (4) deposits made in the ordinary course of business in connection with tenders, leases, contracts (other than contracts for the payment of money); (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; (7) certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewer, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries;
    (8) operation of law in favor of mechanics, material men, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof or (9) contracts to sell assets that are not otherwise prohibited hereunder;

        (c) any Lien now or hereafter existing on property of the Company or any Subsidiary pursuant to the Credit Facility, PROVIDED that any Indebtedness so secured by any Lien created after the date hereof is permitted to be incurred under clause (b)(i) of the provisions described under "--LIMITATION ON INDEBTEDNESS";

        (d) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary, in each case which Indebtedness is permitted under the provisions of "--LIMITATION ON INDEBTEDNESS"; PROVIDED that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related transaction by the Company or its Subsidiaries; and

        (e) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (d) so long as the amount of security is not increased thereby. (Section 1012)

    LIMITATION ON SALE OF ASSETS. (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 85% of the Net Cash Proceeds from such Asset Sale are received in cash and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (as determined by the board of directors of the Company and evidenced in a board resolution).

    (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any portion of the Credit Facility then outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of any portion of the Credit Facility or if the Credit Facility is not then outstanding, then the Company or a Subsidiary may within twelve months of the Asset Sale invest the Net Cash Proceeds in properties and other assets that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay any portion of the Credit Facility nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

    (c) When the aggregate amount of Excess Proceeds equals $5 million or more, the Company will apply the Excess Proceeds to the repayment of the Senior Notes and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows: (a) the Company will make an offer to purchase (an "Offer") from all holders of the Senior Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Senior Notes that may be purchased out of an amount (the "Senior Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Senior Notes, and the denominator of which is the sum of the outstanding principal amount of the Senior Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Senior Notes tendered) and (b) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Senior Note Amount; PROVIDED that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price will be payable in cash in an amount equal to 100% of the principal amount of the Senior Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Senior Notes tendered pursuant to the Offer is less than the Senior Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a "Deficiency"), the Company will use such Deficiency in the business of the Company and its Subsidiaries for general corporate purposes. Upon completion of the purchase of all the Senior Notes tendered pursuant to an Offer and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

    (d) Whenever the Excess Proceeds received by the Company exceed $5 million, such Excess Proceeds will, prior to any purchase of Senior Notes or Pari Passu Indebtedness described in paragraph (c) above, be set aside by the Company in a separate account pending (i) deposit with the depository or a paying agent of the amount required to purchase the Senior Notes or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer, (ii) delivery by the Company of the Offered Price to the holders of the Senior Notes or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer and (iii) application, as set forth above, of Excess Proceeds in the business of the Company and its Subsidiaries for general corporate purposes. Such Excess Proceeds may be invested in Temporary Cash Investments, PROVIDED that the maturity date of any such investment made after the amount of Excess Proceeds exceeds $5 million shall not be later than the Offer Date. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments, PROVIDED that the Company shall not withdraw such interest from the separate account if an Event of Default has occurred and is continuing.

    (e) If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Senior Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the Senior Note Amount is less than the aggregate Offered Price of all Senior Notes tendered.

    (f) The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

    (g) The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the date of the Indenture and listed on a schedule thereto as such Indebtedness may be refinanced from time to time, PROVIDED that such restrictions are no less favorable to the holders of Senior Notes than those existing on the date of the Indenture), that would materially impair the ability of the Company to make an Offer to purchase the Senior Notes or, if such Offer is made, to pay for the Senior Notes tendered for purchase. (Section 1013)

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company will not, and will not permit any Subsidiary of the Company to, enter into any Sale and Leaseback Transaction with respect to any property or assets (whether now owned or hereafter acquired) unless (i) the sale or transfer of such property or assets to be leased complies with the provisions of "--Certain Covenants--LIMITATION ON SALE OF ASSETS", provided that the Net Cash Proceeds therefrom, to the extent not applied to the permanent repayment or prepayment of any portion of the Credit Facility or used to purchase Senior Notes pursuant to an Offer (whether or not such Offer is accepted), will be used to invest in properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the date of this Indenture or reasonably related thereto and (ii) the Company or such Subsidiary would be entitled under the provisions of "--Certain Covenants--LIMITATION ON INDEBTEDNESS" to incur any Capital Lease Obligations in respect of such Sale and Leaseback Transaction. (Section 1011)

    LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS. (a) The Company will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company
(i) unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Senior Notes on the same terms as the guarantee of such Indebtedness except that (A) such guarantee need not be secured unless required pursuant to "--LIMITATION ON LIENS," and (B) if such Indebtedness is by its terms expressly subordinated to the Senior Notes, any such assumption, guarantee or other liability of such Subsidiary with respect to such Indebtedness shall be subordinated to such Subsidiary's assumption, guarantee or other liability with respect to the Senior Notes to the same extent as such Indebtedness is subordinated to the Senior Notes and (ii) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its guarantee.

    (b) Notwithstanding the foregoing, any guarantee by a Subsidiary of the Senior Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Subsidiary, which is in compliance with the terms of the Indenture. (Section 1014)

    PURCHASE OF SENIOR NOTES UPON A CHANGE OF CONTROL. If a Change of Control shall occur at any time, then each holder of Senior Notes shall have the right to require that the Company purchase such holder's Senior Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Senior Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and in accordance with the other procedures set forth in the Indenture.

    Within 15 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Senior Notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, the purchase price and that the purchase date shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Senior Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the purchase price, any Senior Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Senior Notes must follow to accept a Change of Control Offer or to withdraw such acceptance. (Section 1015)

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Senior Notes that might be delivered by holders of the Senior Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Senior Notes the rights described under "--Events of Default."

    The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Senior Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

    The existence of a holder's right to require the Company to repurchase such holder's Senior Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

    The provisions of the Indenture will not afford holders of Senior Notes the right to require the Company to repurchase the Senior Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) involving the Company that may adversely affect holders of the Senior Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the

Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified by such definition.

    The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

    The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the date of the Indenture or under any refinancings thereof no more onerous than the restrictions as in effect on the date of the Indenture) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Senior Notes or, if such Change of Control Offer is made, to pay for the Senior Notes tendered for purchase. (Section 1015)

    LIMITATION ON SUBSIDIARY CAPITAL STOCK. The Company will not, and will not permit any Subsidiary of the Company to, issue, sell or otherwise transfer any Capital Stock of any Subsidiary, except for (i) Capital Stock issued to and held by the Company or a Wholly Owned Subsidiary, and (ii) Capital Stock issued by a Person prior to the time (A) such Person becomes a Subsidiary, (B) such Person merges with or into a Subsidiary or (C) a Subsidiary merges with or into such Person; provided that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A),
(B) or (C). (Section 1016)

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Subsidiary,
(iii) make any Investment in the Company or any other Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Subsidiary, except (a) any encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; and
(b) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clause (a) or in this clause (b), PROVIDED that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced. (Section 1017)

    PROVISION OF FINANCIAL STATEMENTS. The Indenture provides that, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost. (Section 1018)

    ADDITIONAL COVENANTS. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in the City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

CONSOLIDATION, MERGER, SALE OF ASSETS

    The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless (i) at the time and after giving effect thereto (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form satisfactory to the Trustee, all the obligations of the Company under the Senior Notes and the Indenture, and the Indenture will remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, no Default or Event of Default will have occurred and be continuing; (iii) except in the case of the consolidation or merger of any Wholly Owned Subsidiary with or into the Company, immediately after giving effect to such transaction on a PRO FORMA basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) except in the case of the consolidation or merger of any Wholly Owned Subsidiary with or into the Company, immediately before and immediately after giving effect to such transaction on a PRO FORMA basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such PRO FORMA calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "--Certain Covenants--LIMITATION ON INDEBTEDNESS"; (v) at the time of the transaction if any of the property or assets of the Company or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of "--Certain Covenants--LIMITATION ON LIENS" are complied with; and (vi) at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with. (Section 801)

EVENTS OF DEFAULT

    An Event of Default will occur under the Indenture if:

        (i) there shall be a default in the payment of any interest on any Senior Note when it becomes due and payable, and such default shall continue for a period of 30 days;

        (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Senior Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

        (iii) (a) there shall be a default in the performance, or breach of any covenant or agreement of the Company under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i) or (ii) or in clause (b), (c) or (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes; (b) there shall be a default in the performance or breach of the provisions described in "--Consolidation, Merger, Sale of Assets"; (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "--Certain Covenants--LIMITATION ON SALE OF ASSETS;" or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "--Certain Covenants--PURCHASE OF SENIOR NOTES UPON A CHANGE OF CONTROL";

        (iv) one or more defaults in the payment of the principal, premium, if any, or interest on any Indebtedness shall have occurred under any agreements, indentures or instruments under which the Company or any Subsidiary then has outstanding Indebtedness which aggregates in excess of $5 million when the same shall become due and payable and continuation of such default for any applicable grace period and, if such Indebtedness has not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness;

        (v) one or more events of default as defined in any of the agreements, indentures or instruments described in clause (iv) of this section shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

        (vi) one or more judgments, orders or decrees for the payment of money in excess of $5 million, either individually or in the aggregate (net of amounts paid by insurance, bond or similar instrument), shall be rendered against the Company or any Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

        (vii) any holder or holders of at least $2 million in aggregate principal amount of Indebtedness of the Company or any Subsidiary after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company or any Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

        (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

        (ix) (a) the Company or any Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company or any Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company or any Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Subsidiary or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) the Company or any Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (ix). (Section 501)

    If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Senior Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all the Senior Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the Senior Notes) and upon any such declaration, such principal, premium, if any, and interest shall become immediately due and payable. If an Event of Default specified in clause
(viii) or (ix) of the prior paragraph occurs and is continuing, then all the Senior Notes shall IPSO FACTO become and be immediately due and payable, in an amount equal to the principal amount of the Senior Notes, together with premium, if any, and accrued and unpaid interest, if any, to the date the Senior Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Senior Notes by appropriate judicial proceedings.

    After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Senior Notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Senior Notes, (iii) the principal of and premium, if any, on any Senior Notes which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the Senior Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Senior Notes; and (b) all Events of Default, other than the nonpayment of principal of the Senior Notes which have become due solely by such declaration of acceleration, have been cured or waived. (Section 502)

    The holders of not less than a majority in aggregate principal amount of the Senior Notes outstanding may on behalf of the holders of all the Senior Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Senior Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Senior Note outstanding affected by such modification or amendment. (Section 513)

    The Company is also required to notify the Trustee within 30 calendar days of the occurrence of any Default. (Section 501) The Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. (Section 1019) The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Senior Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby. (Section 603)

    The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

    The Company may, at its option and at any time, elect to have the obligations of the Company and any other obligor upon the Senior Notes discharged with respect to the outstanding Senior Notes ("defeasance"). Such defeasance means that the Company and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Notes, except for (i) the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due,
(ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Senior Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes. (Sections 401, 402 and 403)

    In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Senior Notes on the Stated Maturity (or on any date after May 15, 2000 (such date being referred to as the "Defeasance Redemption Date")), if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Senior Notes on the Defeasance Redemption Date); (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (viii) or (ix) under the first paragraph under "Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit; (v) such defeasance or covenant defeasance shall not cause the Trustee for the Senior Notes to have a conflicting interest as defined in the Indenture and for purposes of the Trust Indenture Act with respect to any securities of the Company; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, or any Subsidiary is a party or by which it is bound; (vii) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; (viii) the Company will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (ix) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; (x) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Senior Notes on the date of such deposit or at any time ending on the 9lst day after the date of such deposit; and (xi) the Company will have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 404)

SATISFACTION AND DISCHARGE

    The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Senior Notes, as expressly provided for in the Indenture) as to all outstanding Senior Notes when (a) either (i) all the Senior Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Notes which have been replaced or paid or Senior Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all Senior Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Senior Notes not therefore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or Redemption; (b) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound. (Section 1201)

MODIFICATIONS AND AMENDMENTS

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of at least a majority of aggregate principal amount of the Senior Notes then outstanding, provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Senior Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "--Certain Covenants--LIMITATION ON SALE OF ASSETS" or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "--Certain Covenants--PURCHASE OF SENIOR NOTES UPON A CHANGE OF CONTROL," including amending, changing or modifying any definitions with respect thereto; (iii) reduce the percentage in principal amount of outstanding Senior Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Senior Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Senior Note affected thereby; (v) except as otherwise permitted under "-- Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company of any of its rights and obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture relating to the subordination of the Senior Notes in any manner adverse to the holders of the Senior Notes. (Section 902)

    Notwithstanding the foregoing, without the consent of any holders of the Senior Notes, the Company and the Trustee may modify or amend the Indenture (a) to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company in the Indenture and in the Senior Notes in accordance with "--Consolidation, Merger, Sale of Assets,"
(b) to add to the covenants of the Company or any other obligor upon the Senior Notes for the benefit of the holders of the Senior Notes, or to surrender any right or power conferred upon the Company or any other obligor upon the Senior Notes, as applicable, in the Indenture, in the Senior Notes; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture or the Senior Notes which may be defective or inconsistent with any other provision in the Indenture or the Senior Notes or make any other provisions with respect to matters or questions arising under the Indenture or the Senior Notes; PROVIDED that, in each case, such provisions shall not adversely affect the interest of the holders of the Senior Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (f) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holder of the Senior Notes as additional security for the payment and performance of the Company's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise. (Section 901)

    The holders of a majority in aggregate principal amount of the Senior Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1020)

GOVERNING LAW

    The Indenture and the Senior Notes are governed by, and shall be construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

    "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Capital Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin or (iii) any other Person 5% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction)(collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets that (A) is governed by the provisions described under "-- Consolidation, Merger, Sale of Assets," (B) is by the Company to any Wholly Owned Subsidiary, or of any Subsidiary to the Company or any Wholly Owned Subsidiary in accordance with the terms of the Indenture, or (C) is of obsolete equipment in the ordinary course of business.

    "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

    "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

    "Capital Lease Obligation" of any Person means any obligation of such Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

    "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or other equity interests.

    "Change of Control" means the occurrence of either of the following events:
(i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted

Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "--Certain Covenants-- LIMITATION ON RESTRICTED PAYMENTS" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "Certain Covenants--LIMITATION ON RESTRICTED PAYMENTS") and (B) no "person" or "group" owns immediately after such transaction, directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger, Sale of Assets."

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act then the body performing such duties at such time.

    "Common Stock" means the common stock, par value $0.01 per share, of the Company.

    "Company" means Loehmann's, Inc., a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

    "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (a) EBITDA to (b) the sum of Consolidated Interest Expense for such period and cash and non-cash dividends paid on any Preferred Stock of the Company during such period; PROVIDED that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a PRO FORMA basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate and
(ii) in making such computation, the Consolidated Interest Expense of the Company attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

    "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.

    "Consolidated Interest Expense" of any Person means, without duplication, for any period, the sum of (a) the interest expense of such Person and its Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under Interest Rate Agreements and Currency Hedging Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and
(iv) accrued interest, plus (b)(i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period and (ii) all capitalized interest of such Person and its Subsidiaries, in each case as determined in accordance with GAAP.

    "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (or loss) of the Company and its Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains or losses (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of the Company and its Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Consolidated Subsidiaries, (iii) net income (or loss) of any Person combined with the Company or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains (but not losses) (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (vii) any restoration to income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the date of the Indenture, or (viii) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of such Person.

    "Consolidated Net Worth" of any Person, as of a date, means the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its Subsidiaries, as of such date, as determined in accordance with GAAP.

    "Consolidated Non-cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

    "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

    "Credit Facility" means the Credit Facility, dated as of May 6, 1996, among the Company, the lenders parties thereto, and BankAmerica Business Credit, Inc., as agent, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

    "Currency Hedging Arrangements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

    "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

    "EBITDA" means the sum of Consolidated Net Income (Loss), Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income (Loss) in each case, for such period, of the Company and its Subsidiaries on a Consolidated basis, all determined in accordance with GAAP.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

    "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

    "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

    "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; PROVIDED that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

    "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements and Currency Hedging Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,
(vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

    "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Senior Notes, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Senior Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Senior Notes, according to the terms thereof.

    "Independent Director" means a director of the Company other than a director
(i) who (apart from being a director of the Company or any Subsidiary) is an employee, insider, associate or Affiliate of the Company or a Subsidiary or has held any such position during the previous five years or (ii) who is a director, an employee, insider, associate or Affiliate of another party to the transaction in question.

    "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

    "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person, other than Senior Debt, and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

    "Maturity" means, when used with respect to any Senior Note, the date on which the principal of such Senior Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

    "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to under "--Certain Covenants-- LIMITATION ON RESTRICTED PAYMENTS," the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Pari Passu Indebtedness" means any Indebtedness of the Company that is PARI PASSU in right of payment to the Senior Notes.

    "Permitted Holders" means as of the date of determination: (i) any of Sefinco Ltd., Donaldson, Lufkin & Jenrette, Inc., and Desai Capital Management, Incorporated; (ii) general partners, officers, directors or Affiliates of any of the Persons described in clause (i); (iii) family members or relatives of the Persons described in clause (ii); (iv) any trusts created for the benefit of the Persons described in clause (ii) or (iii); (v) in the event of incompetence or death of any of the Persons described in clause (ii) or (iii), such Person's estate, executor, administrator, committee or other personal representative or beneficiaries.

    "Permitted Investment" means (i) Investments in any Wholly Owned Subsidiary or any Person which, as a result of such Investment, (a) becomes a Wholly Owned Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Wholly Owned Subsidiary; (ii) Indebtedness of the Company or a Subsidiary described under clauses (iv) and (v) of the definition of "Permitted Indebtedness"; (iii) Temporary Cash Investments; (iv) Investments acquired by the Company or any Subsidiary in connection with an Asset Sale permitted under "--Certain Covenants--LIMITATION ON SALE OF ASSETS" to the extent such Investments are non-cash proceeds as permitted under such covenant; and (v) Investments in existence on the date of the Indenture.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

    "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

    "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Senior Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

    "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

    "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

    "Senior Debt" means all Indebtedness of the Company other than Subordinated Indebtedness.

    "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

    "Subordinated Indebtedness" means Indebtedness of the Company subordinated in right of payment to the Senior Notes.

    "Subsidiary" means any Person, a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

    "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America or that are subject to a repurchase agreement with an institution described in clause (ii) below exercisable within 270 days, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" according to Standard & Poor's Corporation ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" according to Moody's or "A-1" according to S&P and (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500 million; PROVIDED that the short term debt of such commercial bank, has a rating at the time of Investment, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P.

    "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

    "Voting Stock" means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

    "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Subsidiary.

                              PLAN OF DISTRIBUTION

    This Prospectus has been prepared for use by DLJ in connection with offers and sales of the Senior Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJ may act as principal or agent in such transactions. DLJ has advised the Company that it currently makes a market in the Senior Notes, but it is not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Senior Notes.

    DLJ has served as an underwriter in the initial public offering of the Senior Notes in May 1996 (the "Notes Offering") and received total underwriting discounts and commissions of $3,000,000 in connection therewith.

    DLJ and certain of its affiliates own an aggregate of 608,799 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"). DLJ sold certain of its shares of Common Stock in the Company's initial public offering of Common Stock in May 1996 (the "Stock Offering"), and a portion of the proceeds of the Notes Offering and the Stock Offering were used to redeem all of the outstanding shares of the Company's Series A Preferred Stock, certain of which shares were owned by DLJ and other significant holders of the Company's Common Stock. Affiliates of DLJ also sold an aggregate of 594,726 shares of Common Stock in a registered public offering in October 1996. Prior to the October 1996 Common Stock offering, certain affiliates of DLJ were parties to a shareholders agreement under which such affiliates had the right to appoint two members of the Company's Board of Directors. Janet Hickey and Richard E. Kroon initially were appointed to the Board of Directors pursuant to this agreement. This agreement expired upon the completion of the October 1996 Common Stock offering. In addition, DLJ was paid $50,000 for financial advisory services rendered to the Company during fiscal 1996.

                                 LEGAL MATTERS

    The validity of the Senior Notes has been passed upon for the Company by Paul, Weiss, Riffind, Wharton & Garrison, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Loehmann's, Inc., incorporated by reference in Loehmann's, Inc.'s Annual Report (Form 10-K) for the year ended February 1, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH ANY OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                               PAGE
                                               -----
Available Information.....................           2
Incorporation of Certain Information by
  Reference...............................           2
Use of Proceeds...........................           3
Ratios of Earnings to Fixed Charges.......           3
The Company...............................           4
Description of the Senior Notes...........           6
Plan of Distribution......................          30
Legal Matters.............................          30
Experts...................................          30

                                  $100,000,000

                                     [LOGO]

                              11 7/8% SENIOR NOTES
                                    DUE 2003

                                 --------------

                                   PROSPECTUS
                               -----------------

                                       , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table itemizes the expenses incurred by Loehmann's, Inc. (the "Registrant"), in connection with the issuance and distribution of the securities being registered, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq listing fee. None of such expenses are being borne by Donaldson Lufkin Jenrette Securities Corporation ("DLJ"), except that DLJ has agreed to pay the Registrant $15,000 per year until the earliest of (i) such time as either the Registrant or DLJ shall terminate such agreement between them, (ii) the securities being registered are no longer outstanding, and (iii) DLJ, in DLJ's reasonable judgment, is no longer required to deliver a market-making prospectus in connection with its market-making activities with respect to the securities being registered.

                                                                                             TO BE PAID
                                                                                               BY THE
                                                                                             REGISTRANT
                                                                                            ------------
Registration Fee--Securities and Exchange Commission......................................  $     55,859
Filing Fee--National Association of Securities Dealers, Inc...............................        16,699
NASDAQ Listing Fee........................................................................        38,243
Accounting Fees and Expenses..............................................................       300,000
Legal Fees and Expenses (other than Blue Sky).............................................       500,000
Blue Sky Fees and Expenses, including Legal Fees..........................................        29,000
Printing, including Registration Statement, Prospectus, etc...............................       325,000
Transfer Agent and Registrar Fees.........................................................        15,000
Miscellaneous Expenses....................................................................       216,501
                                                                                            ------------
      Total...............................................................................  $  1,496,302
                                                                                            ------------
                                                                                            ------------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect of any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

    The Company's Restated Certificate of Incorporation provides for indemnification of the Company's directors and officers to the fullest extent permitted by law. The Company's Restated Certificate of Incorporation also permits the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of the Company pursuant to the Company's Restated Certificate of Incorporation, its By-laws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

    As permitted by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

ITEM 16. EXHIBITS

    See index to exhibits at E-1

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment in this registration statement;

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Loehmann's, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 9th day of June 1997.

                                LOEHMANN'S, INC.

                                By:              /s/ PHILIP KAPLAN
                                     -----------------------------------------
                                             Philip Kaplan, PRESIDENT,
                                        CHIEF OPERATING OFFICER AND DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Chairman of the Board and      June 9, 1997
      Norman S. Matthews          Director

              *
------------------------------  Chairman, Chief Executive      June 9, 1997
      Robert N. Friedman          Officer and Director

      /s/ PHILIP KAPLAN         President, Chief Operating
------------------------------    Officer, Secretary and       June 9, 1997
        Philip Kaplan             Director

              *                 Senior Vice President,
------------------------------    Chief Financial Officer      June 9, 1997
         Robert Glass             and Assistant Secretary

              *
------------------------------  Director                       June 9, 1997
       Janet A. Hickey

              *
------------------------------  Director                       June 9, 1997
       Richard E. Kroon

              *
------------------------------  Director                       June 9, 1997
      Christina A. Mohr

------------------------------  Director                       June 9, 1997
       Arthur E. Reiner

              *
------------------------------  Director                       June 9, 1997
       Cynthia R. Cohen

   *By           /s/ PHILIP
            KAPLAN
------------------------------
      (Attorney-in-Fact)

                                 EXHIBIT INDEX

                                                                                                            SEQUENTIALLY
  EXHIBIT                                                                                                     NUMBERED
    NO.                                              DESCRIPTION                                                PAGE
-----------  --------------------------------------------------------------------------------------------  ---------------
       1.1   Form of Underwriting Agreement(1)...........................................................
       4.1   Senior Notes Indenture dated as of May 10, 1996 between the Company and United States Trust
             Company, as Trustee(2)......................................................................
       4.2   Form of Senior Note(1)......................................................................
       5.1   Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding the validity of the Securities being registered(1).........................................................................
      23.1   Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 5.1)...............
      23.2   Consent of Ernst & Young LLP................................................................
      24.1   Power of Attorney(1)........................................................................
      25.1   Statement of Eligibility of Trustee on Form T-1(1) (separately bound).......................

------------------------

(1) Previously filed.

(2) Incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q filed on May 4, 1996.